EXHIBIT 5.1
July 8, 2009
Technitrol, Inc.
1210 Northbrook Drive
Suite 470
Trevose, Pennsylvania 19053
     RE: Registration Statement on Form S-8 for Technitrol, Inc. Board of Directors Stock Plan
Ladies and Gentleman:
     I have acted as counsel to Technitrol, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an additional 145,000 shares (the “Shares”) of the Company’s common stock, $.125 par value per share (the “Common Stock”), and such presently indeterminate number of shares of Common Stock which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. The Shares are issuable upon grants to be made under the Company’s Board of Directors Stock Plan (the “Plan”).
     In my capacity as counsel, I have been requested to render the opinions set forth in this letter and, in connection therewith, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the following documents: (i) the Registration Statement; (ii) the Plan, as amended; (iii) the Amended and Restated Articles of Incorporation of the Company, as amended; (iv) the Bylaws of the Company, as amended; (v) minutes and resolutions of the Company’s Board of Directors relating to the Plan; and (vi) such other corporate records and documents relating to the Company and the issuance of the Shares as I have deemed appropriate in order to express the opinions hereinafter set forth.
     In rendering this opinion, I have assumed and relied upon, without independent investigation, (i) the legal capacity of each natural person signing any of the documents and corporate records examined by me; (ii) the authenticity, completeness, truth and due authorization and execution of all documents submitted to me as originals; (iii) the genuineness of all signatures on all documents submitted to me; and (iv) the conformity to the originals of all documents submitted to me as certified or photostatic copies.
     The law covered by the opinion expressed herein is limited to the laws of the Commonwealth of Pennsylvania, and no opinion is express with respect to the laws of any other jurisdiction. This opinion letter is given only with respect to laws and regulations presently in effect. I assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to my attention.
     Based upon, and subject to, the foregoing, I am of the opinion that the Shares have been duly authorized for issuance, and when issued and paid for pursuant to and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
     I hereby consent to the use of this opinion as an exhibit to the Registration Statement and I further consent to any reference to me in the Registration Statement as legal counsel who has passed upon the legality of the securities offered thereby. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
/s/ Brian E. Morrissey
Brian E. Morrissey